UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_______________________
Date of Report (Date of earliest event reported): February 4, 2014
PLEXUS CORP.
______________________________________________________________________________
(Exact name of registrant as specified in its charter)
Wisconsin                 001-14423                39-1344447
(State or other jurisdiction             (Commission             (I.R.S. Employer
of incorporation)                File Number)             Identification No.)
One Plexus Way, Neenah, WI               54956
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code:
(920) 969-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

Plexus Corp. (“Plexus” or the “Company”) plans to close its manufacturing facility in Juarez, Mexico (“Juarez”) as a result of ongoing challenges to securing sufficient business for this facility. This action was approved by management on February 4, 2014. Plexus expects to record approximately $5.5 to $7.5 million of restructuring charges as a result of this action by December 2014, comprised of approximately $2.5 to $3.1 million in cash payments for severance and retention bonuses, approximately $2.7 to $3.7 million of non-cash charges for the impairment of assets and approximately $0.3 to $0.7 million in cash payments for relocation and transition costs. The restructuring charges remain subject to additional analysis. An amendment will be filed to disclose any material changes.

The closure of the Juarez facility will affect approximately 250 employees. It is anticipated that existing business in Juarez will be transferred to the new Plexus facility currently under construction in Guadalajara, Mexico. Plexus currently expects the consolidation efforts in Guadalajara will be completed by December 2014.

Item 2.06 Material Impairments.

The restructuring actions discussed in Item 2.05 prompted an assessment of the future cash flows from operations in relation to the net book value of equipment and leasehold improvements at the Juarez facility. The assessment resulted in the determination that an asset write-down in the amount of $2.7 to $3.7 million would be recorded, as discussed above.

Item 7.01 Regulation FD Disclosure.

Plexus issued an announcement on its website, dated February 5, 2014, related to the matters described in the foregoing items. A copy of that announcement is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1    Plexus.com Announcement, dated February 5, 2014

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2014		PLEXUS CORP.
(Registrant)

	By:	/s/ Ginger M. Jones
Ginger M. Jones
Chief Financial Officer